Exhibit 99.1

FOR IMMEDIATE RELEASE

Envestnet, Inc. Announces Closing of Convertible Notes Offering

CHICAGO, IL—May 25, 2018 —Envestnet, Inc. (NYSE: ENV) (the “Company”), a leading provider of intelligent systems for wealth management and financial wellness, announced today the closing of its offering of $345 million aggregate principal amount of 1.75% convertible notes due 2023 (the “Notes”), which were sold in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). The proceeds include the full exercise of the $45 million option to purchase additional Notes granted by the Company to the initial purchasers.

The Notes are general unsecured obligations of the Company and will be guaranteed on an unsecured basis by Envestnet Asset Management, Inc. (the “Guarantor”), a wholly owned subsidiary of the Company. The Notes and the Guarantee will be subordinated in right of payment to the Company’s and the Guarantor’s obligations, respectively, under the Company’s revolving credit facility.

The Notes will mature on June 1, 2023, unless earlier purchased, redeemed or converted. Interest accrues on the Notes at a rate of 1.75% per year and is payable semiannually in arrears on June 1 and December 1 of each year, beginning on December 1, 2018.

The Notes are convertible at the option of the holders, prior to the close of business on the business day immediately preceding December 15, 2022 only under certain circumstances and during certain periods, and thereafter, at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. The initial conversion rate for the Notes is 14.6381 shares of the Company’s common stock for each $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $68.31 per share of the Company’s common stock). Upon conversion, the Notes may be settled, at the Company’s election, in cash, shares of the Company’s common stock, or a combination of cash and shares of the Company’s common stock.

The Company may redeem the Notes for cash, at its option, on or after June 5, 2021, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but excluding the redemption date, if the last reported sale price of the Company’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending within not more than any of the five trading days immediately preceding the date on which the Company provides written notice of redemption.

The Company estimates that the net proceeds from the sale of the Notes, after deducting initial purchaser discounts and estimated offering expenses, will be approximately $335.1 million. The Company expects to use a portion of the net proceeds from the offering to repay the outstanding principal balance of its revolving credit facility. The Company expects to use the remaining net proceeds from the offering, as well as the increased amounts available under its revolving credit facility, for general corporate purposes, which may include selective strategic investments through acquisitions, alliances or other transactions and to opportunistically repurchase or retire its outstanding 1.75% Convertible Notes due 2019.

The Notes were offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act. Neither the Notes nor the shares of the Company’s common stock into which the Notes are convertible have been, or will be, registered under the Securities Act or the securities laws of any other jurisdiction, and unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from such registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the Notes (or the shares of the Company’s common stock into which the Notes are convertible), nor will there be any offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Cautionary Statement

The statements in this release relating to the expected use of proceeds from the offering are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the anticipated use of the proceeds of the offering, which could change as a result of market conditions or for other reasons, and the impact of general economic, industry or political conditions in the United States or internationally. Factors that could cause such differences are described in the Company’s periodic filings with SEC.

You are cautioned not to place undue reliance on the Company’s forward-looking statements, which speak only as of the date such statements are made. The Company does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this May 25, 2018 press release, or to reflect the occurrence of unanticipated events.

About Envestnet

Envestnet, Inc. (NYSE: ENV) is a leading provider of intelligent systems for wealth management and financial wellness. Envestnet’s unified technology enhances advisor productivity and strengthens the wealth management process. Envestnet empowers enterprises and advisors to more fully understand their clients and deliver better outcomes.

Envestnet enables financial advisors to better manage client outcomes and strengthen their practices. Institutional-quality research and advanced portfolio solutions are provided through Envestnet | PMC, our Portfolio Management Consultants group. Envestnet | Yodlee is a leading data aggregation and data analytics platform powering dynamic, cloud-based innovation for digital financial services. Envestnet | Tamarac provides leading rebalancing, reporting, and

practice management software for advisors. Envestnet | Retirement Solutions provides an integrated platform that combines leading practice management technology, research, data aggregation and fiduciary managed account solutions.

Envestnet, Inc. Investor Relations 312-827-3940 investor.relations@envestnet.com	or	Media Relations mediarelations@envestnet.com